MISSION COMMUNITY BANCORP

NEWS RELEASE

FOR IMMEDIATE RELEASE
December 19, 2008

Financial Contact:  Ronald B. Pigeon, Chief Financial Officer (805) 269-0012
Media Contact: Kevin Moon, Marketing Director (805) 597-6197

Mission Community Bancorp Receives Preliminary Approval to Participate in
Treasury's TARP Capital Purchase Program

(San Luis Obispo, CA) – Mission Community Bancorp California (OTCBB:MISS), the parent company of Mission Community Bank, announced today that it has received preliminary approval from the U.S. Department of the Treasury to participate in its TARP Capital Purchase Program. The Treasury is expected to purchase $5.1 million of the Company's fixed rate perpetual preferred stock. The Company intends to close the transaction no later than January 2009. The proceeds of the investment will be used to increase the Company's capital position, and to fund continued loan growth and business development by Mission Community Bank.

In a separate transaction, on December 2, 2008 the Company sold an aggregate of 225,026 shares of its authorized but unissued shares of common stock in a private placement to the Carpenter Community BancFund-A, L.P. at a price of $17.10 per share for aggregate gross proceeds to the Company of $3,847,944.

Mission Community Bancorp’s Tier 1 capital ratio was 12.72% at September 30, 2008, already significantly exceeding requirements for "well capitalized" banking institutions. After giving effect to the Treasury's proposed investment and the proceeds of the sale of shares to Carpenter Community BancFund-A, L.P., the Company’s pro forma consolidated Tier 1 capital ratio would be 17.95% as of September 30, 2008.

"Mission Community Bancorp is pleased to have the opportunity to participate in the Treasury's TARP Capital Purchase Program, which provides reasonably priced capital to qualified banking institutions that are best positioned for long-term growth and best able to help bolster an economic recovery," said Anita Robinson, Chief Executive Officer of the Company and Mission Community Bank. "We anticipate the use of this capital to further support the execution of the company’s business plan and expansion of our business lending activities to businesses in our communities."

The closing of the transaction is subject to satisfaction of certain conditions and the execution of definitive agreements, forms of which are or will be made available on the Treasury's website.

About Mission Community Bancorp
Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in Arroyo Grande, San Luis Obispo, Santa Maria, Paso Robles and a Business Banking Center in San Luis Obispo.  A Department of the Treasury Certified Community Development Financial Institution, the bank has received several awards for its success in meeting community needs in small business lending and development banking services and has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities.  For more information, visit www.MissionCommunityBank.com.

Forward-Looking Statements Disclosure
This news release includes forward-looking information, which is subject to the "safe harbor" created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this press release the words "anticipate," "estimate," "expect," "project," "intend," "commit," "believe" and similar expressions, the Company intends to identify forward-looking statements.

#   #   #   #   #

581 Higuera Street ▪ San Luis Obispo, California 93401 ▪ 805-782-5000

3266.003/252122.3